Exhibit 10.1

THIS SHARE PURCHASE AGREEMENT dated as of September 1, 2021

AMONG:

ERNEST JASON BROOME, in his capacity as trustee of THE BROOME FAULKNER FAMILY TRUST, an individual residing in the city of Kelowna in the Province of British Columbia,

LYLE OBERG, in his capacity as trustee of THE LYLE OBERG FAMILY TRUST, an individual residing in the city of Kelowna in the Province of British Columbia,

RICHARD ROSS, in his capacity as trustee of THE ROSS FAMILY TRUST, an individual residing in the city of Crossfield in the Province of Alberta,

DR. SEANG LIN TAN, in his capacity as trustee of THE DR. SEANG LIN TAN FAMILY TRUST, an individual residing in the city of [●] in the Province of [●],

(each, a “Shareholder” and collectively, the “Shareholders”)

- and -

INVO BIOSCIENCE, INC., a corporation incorporated under the laws of Nevada

(the “Purchaser”)

- and -

EFFORTLESS IVF CANADA INC., a corporation incorporated under the laws of British Columbia

(the “Corporation”)

RECITALS:

1.	The Shareholders are the registered and beneficial owners of all of the issued and outstanding Class A Common, Class B Common, Class C Common and Class D Common shares (the “Purchased Shares”) in the capital of the Corporation.

2.	The Purchaser wishes to purchase and the Shareholders wish to sell all of the Purchased Shares upon the terms and conditions of this Agreement.

The parties therefore, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

2

Article 1

INTERPRETATION

1.1	In this share purchase agreement (the “Agreement”):

(a)	Unless otherwise defined herein, capitalized terms used in this Agreement shall have the following meanings:

(i)	“1933 Act” means the United States Securities Act of 1933, as amended;

(ii)	“1934 Act” means the Securities Exchange Act of 1934, as amended;

(iii)	“Affiliate” means of, or a Person “affiliated” with, a specified Person means a Person that directly or indirectly (through one or more intermediaries) controls, is controlled by or is under common control with such specified Person;

(iv)	“Applicable Laws” means any and all applicable laws including common law, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, including rules of applicable stock exchanges and applicable securities laws;

(v)	“Business” means the business carried on by the Corporation consisting of providing medical-related services in Canada including but not limited to the sale of medical devices and the facilitation and/or direct provision of medical services directly and indirectly related to those medical devices sold;

(vi)	“Business Day” means a week day, excluding all statutory holidays in the province of British Columbia or the province of Quebec;

(vii)	“Control” including the terms and phrases “controlling”, “controlled by” and “under common control with”, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(viii)	“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, hypothecation, title retention, declaration of trust, right of set-off, or other third party interest and any agreement, option, right of first refusal, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing, and any other encumbrance of any kind;

(ix)	“Governmental Authority” means any Canadian (whether federal, territorial, provincial, municipal, local or political subdivision thereof), American (whether federal, state, local or political subdivision thereof), international or foreign government, governmental authority, quasi-governmental authority, court, self-regulatory organization, commission, tribunal, arbitrator or organization or any agent, subdivision, department or branch of any of the foregoing;

3

(x)	“OTCQB” means the OTCQB Venture Market operated by OTC Markets Inc.;

(xi)	“Person” means any individual, sole proprietorship, body corporate, partnership or limited partnership, trust, joint venture, unincorporated organization, Governmental Authority, including in any such Person’s capacity as trustee, beneficiary, receiver, receiver-manager, executor, administrator or other legal representative;

(xii)	“Proceeding” means any domestic or foreign litigation, action, application, suit, investigation, hearing, claim, complaint, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review;

(xiii)	“Purchaser’s Counsel” means Dentons Canada LLP;

(xiv)	“Regulation S” means Regulation S promulgated under the 1933 Act;

(xv)	“Regulatory Approvals” means the approvals required by any regulatory body for the transactions contemplated herein, including the issuance of the Consideration Shares which are listed on the OTCQB, required from all regulatory bodies, including the OTCQB;

(xvi)	“Rule 144” means Rule 144 promulgated by the SEC (as defined herein) under the 1933 Act;

(xvii)	“SEC” means the United States Securities and Exchange Commission;

(xviii)	“SEC Reports” shall have the meaning ascribed to it in Section 3.3(e);

(xix)	“Tax Act” means the Income Tax Act (Canada), including the regulations promulgated thereunder;

(xx)	“Territory” means Canada; and

(xxi)	“Shareholders’ Counsel” means Farris LLP.

(b)	Accounting Principles – Unless otherwise specified, any reference in this Agreement to “generally accepted accounting principles” is to the generally accepted accounting principles in effect in Canada at the date of determination as recommended in International Financial Reporting Standards / Accounting Standards for Private Enterprise of the Handbook of the Canadian Institute of Chartered Accountants (the “CICA Handbook”) and consistently applied.

(c)	Currency – Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to Canadian currency. All references to “United States dollars” or to “US$” are references to the currency of the United States of America. Any currency conversion contemplated by this Agreement from dollars to United States dollars shall be performed using the Bank of Canada daily average exchange rate in effect on the applicable date.

4

(d)	Headings, etc. – The division of this Agreement into Articles, Sections and other subdivisions and the inclusion of headings are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(e)	Including – In this Agreement, the words “include” or “including” mean “include (or including) without limitation” and the words following “include” or “including” are not to be considered an exhaustive list.

(f)	Ordinary Course – In this Agreement, any reference to an action taken by a Person in the “ordinary course” means that such action is consistent with past practices of such Person and is taken in the ordinary course of the usual and normal business, operations and affairs of such Person.

(g)	Performance on Holidays – If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.

(h)	References to Persons – Unless the context otherwise requires, any reference in this Agreement to a Person includes its heirs, administrators, executors and other legal representatives, successors and permitted assigns.

(i)	Statutory References – Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it and all applicable guidelines, bulletins or policies made in connection with it and which are legally binding, in each case as it or they may have been, or may from time to time be, amended or re-enacted.

(j)	Time – Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

Article 2

PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale of the Purchased Shares

Subject to the terms and conditions of this Agreement, at the Closing Time (as defined in Article 6) the Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from the Shareholders, all of the Purchased Shares, free and clear of any and all Encumbrances. For certainty, the acquisition of the Purchased Shares by the Purchaser shall occur on a debt-free and cash-free basis.

2.2	Amount and Payment of Purchase Price

The consideration payable by the Purchaser to the Shareholders for the Purchased Shares (the “Purchase Price”) shall be paid to the Shareholders by the Purchaser at the Closing Time as follows:

(a)	payment of (by wire transfer of immediately available funds) $25,000 in cash to or to the order of the Shareholders as instructed by the Shareholders or Shareholders’ Counsel (the “Cash Consideration”) and the Cash Consideration shall be allocated among the Shareholders in accordance with their respective pro rata percentage of the Purchased Shares on a fully-diluted basis, as more particularly set forth in Schedule “A” hereto, to be deposited in trust with Farris LLP; and

5

(b)	30,000 shares of the common stock of the Purchaser, trading on OTCQB under ticker symbol, INVO, shall be issued and registered in the name of Dr. Andrew Mok, as instructed by the Shareholders (the “Consideration Shares”) and the Consideration Shares shall be allocated among the Shareholders in accordance with their respective pro rata percentage of the Purchased Shares on a fully-diluted basis, as more particularly set forth in Schedule “B” hereto.

(c)	EARN-OUT: During the 24 months subsequent to the Closing Date (as defined in Article 6), 20,000 shares of common stock of the Purchaser will be issued and registered in the name of the Shareholders or as instructed by the Shareholders or the Shareholders’ Counsel, with standard 144 resale restrictions, for each that is established and operational and performing the INVO procedure either directly or as a separate service offer and in which Shareholders provided support in the form of the initial clinic introduction, start-up support, operating procedures, technology education or other INVO-approved criteria, up to an initial 3 clinics (for a total of up to 60,000 total shares) (the “Earn-Out Shares”). The Earn-Out Shares shall be allocated among the Shareholders in accordance with their respective pro rata percentage of the Purchased Shares on a fully diluted basis, as more particularly set forth in Schedule “A” hereto.

(d)	The Purchaser further agrees to reimburse the Shareholders’ legal costs associated with this Agreement, up to $4,000.

1.1	Delivery of Certificates for Purchased Shares

Subject to the fulfillment of all of the terms and conditions hereof, at the Closing Time, the Shareholders shall deliver to the Purchaser certificates representing the Purchased Shares held by them duly endorsed for transfer to the Purchaser, or other evidence of transfer of the Purchased Shares on the books of the Corporation satisfactory to the Purchaser or the Purchaser’s Counsel, together with such other documentation as the Purchaser or the Purchaser’s Counsel may reasonably request for the purpose of effecting the transfer and delivery of the Purchased Shares.

1.2	Delivery of Certificates for Consideration Shares

Subject to the fulfillment of all of the terms and conditions hereof, at the Closing Time, the Purchaser shall, in accordance with the registration and delivery instructions provided by the Shareholders, deliver to the Shareholders or to the order of the Shareholders in accordance with the pro rata allocation set out in Schedule “A”, certificates representing the Consideration Shares to which each of the Shareholders is entitled to receive.

Article 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on the following representations and warranties in entering into this Agreement and completing the transactions contemplated by it:

(a)	the Corporation is a corporation incorporated and existing under the laws of British Columbia;

6

(b)	the Corporation is not a reporting issuer in any jurisdiction and there is not a published market in respect of the Purchased Shares;

(c)	if there is any leased property, the Corporation has the corporate power to own or lease its property and to carry on its business as now being conducted by it and is registered, licensed or otherwise qualified in all the jurisdictions where it owns or leases that property and carries on that business;

(d)	the authorized capital of the Corporation consists of an unlimited number of Class A Common, Class B Common, Class C Common, Class D Common, Class E Common, Class F Common, Class G Preferred, Class H Preferred, Class I Preferred, Class J Preferred and Class K Preferred shares, of which the Purchased Shares (and no more) have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares and represent all of the issued and outstanding shares of every class of the Corporation, as outlined in the minute book held at Farris LLP, Kelowna, British Columbia;

(e)	no consent, approval, Regulatory Approval, waiver or authorization is required to be obtained by Shareholders or the Corporation from any person or entity (including any Governmental Authority) prior to or in connection with the execution, delivery and performance by Shareholders of this Agreement and the consummation of the transactions contemplated hereby;

(f)	no person (other than the Purchaser under this Agreement) has any written or oral agreement, option, right or privilege capable of becoming an agreement or option to acquire any of the Purchased Shares or to be caused to be issued any unissued shares or other securities of the Corporation;

(g)	the Corporation has maintained the properties and assets used in the business in compliance with all applicable laws, rules and regulations, except for any non-compliance or breach which, individually or in the aggregate, are not material;

(h)	complete copies of the Corporation’s most recent unaudited financial statements (“Financial Statements”) have been delivered to the Purchaser and have been prepared in accordance with generally accepted accounting principles and present fully, fairly and accurately, in all material respects, the assets, liabilities and financial condition of the Corporation as at that date, and there are no liabilities, contingent or otherwise, that are not reflected in those financial statements at that date;

(i)	since the date of the Financial Statements, there have been no substantial adverse changes in the assets affairs or financial condition of the Corporation;

(j)	since the date of the Financial Statements, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares;

(k)	since the date of the Financial Statements, the Corporation has not entered into any transactions or incurred any obligations or liabilities outside of the ordinary course of business of the Corporation and for the purpose of carrying on the same;

7

(l)	the Corporation has no outstanding contracts or agreements with any of its officers, directors, agents or employees;

(m)	there are no Proceedings in progress, pending or threatened against or affecting the Shareholders or the Corporation;

(n)	the Corporation has paid all federal and provincial income taxes due and payable and the financial statements of the Corporation fully reflect accrued liabilities for all federal and provincial income taxes not yet due and payable and for which tax returns are not yet required to be filed;

(o)	the Corporation has complied with all registration, reporting, collection and remittance requirements in respect of all federal and provincial tax laws in respect of sales tax, including the Excise Tax Act (Canada);

(p)	the board of directors of the Corporation has approved and authorized the execution of this Agreement;

(q)	the Corporation is a taxable Canadian corporation for the purposes of the Tax Act; and

(r)	the Corporation has complied in all material respects, and is in material compliance, with all Applicable Laws,

2.2	Representations and Warranties of the Shareholders

Each Shareholder jointly and severally represents and warrants to the Purchaser as follows and acknowledge that the Purchaser is relying on the following representations and warranties in entering into this Agreement and completing the transactions contemplated by it:

(a)	each Shareholder has the power to own the Purchased Shares and to enter into and perform its obligations under this Agreement;

(b)	if such Shareholder is an individual, such Shareholder has the power and capacity to own the Purchased Shares owned by it and sold to the Purchaser hereunder and to enter into and perform its obligations under this Agreement and each of the agreements, certificates or other instruments delivered at Closing as contemplated by this Agreement to which it is a party;

(c)	the execution and delivery of, and performance by the Shareholders of this Agreement and the sale of the Purchased Shares have been duly authorized by all necessary corporate action on behalf of the Shareholders;

(d)	this Agreement has been duly and validly executed and delivered by the Shareholders and constitutes legal, valid and obligations of the Shareholders, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(e)	the Shareholders own the Purchased Shares with good and valid title and have the full power and authority to sell the Purchased Shares;

8

(f)	the Purchased Shares are free and clear of all Encumbrances, other than those restrictions on transfer, if any, stated in the articles of the Corporation;

(g)	the Shareholders are not a “non-resident” of Canada for the purpose of Section 116 of the Tax Act and is a “Canadian-controlled private corporation” within the meaning of the Tax Act;

(h)	the Shareholders have not knowingly withheld any documents or information relating to the business of the Corporation which would reasonably be expected to have a material adverse effect on the Corporation;

(i)	no person (other than the Purchaser under this Agreement) has any written or oral agreement, option, right or privilege capable of becoming an agreement or option to acquire any of the Purchased Shares;

(j)	the Shareholders have been given full and complete access to the Purchaser for the purpose of obtaining such information as such Shareholders or its qualified representative has reasonably requested in connection with the decision to purchase the Consideration Shares;

(k)	the Shareholders represents that it has received and reviewed copies of the SEC Reports;

(l)	the Shareholder has been afforded the opportunity to ask questions of the officers of the Purchaser regarding its business prospects and the Consideration Shares, all as Shareholder or Shareholder’s qualified representative have found necessary to make an informed investment decision to acquire the Consideration Shares;

(m)	the Shareholder has been advised that the Consideration Shares have not been registered under the 1933 Act or applicable state securities laws and that the Consideration Shares are being offered and sold pursuant to Regulation S and that the Purchaser’s reliance upon Regulation S is predicated in part on each of the Principal’s representations as contained herein;

(n)	the Shareholder is not a U.S. Person (as defined in Regulation S) and is not an affiliate of the Purchaser (as defined in Regulation S), at the time of the origination of contact concerning this Agreement, and at the date of execution and delivery of this Agreement, the Shareholder was outside the United States, its territories and possession;

(o)	the Shareholders:

(i)	will not, during the period commencing on the Closing Date and ending on the date six months after the Closing Date (the “Restricted Period”), offer or sell the Consideration Shares in the United States, its territories or possessions, or to a U.S. Person or for the account or benefit of a U.S. Person (other than distributors), other than in accordance with Rule 903 or 904 of Regulation S;

(ii)	will, after the expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Consideration Shares only pursuant to registration requirements under the 1933 Act or an available exemption therefrom and, in any case, in accordance with applicable state and foreign securities laws; and

(iii)	will not engage in hedging transactions with regard to the Consideration Shares;

(p)	no Shareholder, its affiliates nor any person acting on behalf of such Shareholder or any such affiliates has engaged, or will engage, in any Directed Selling Efforts (as defined in Regulation S) with respect to the Consideration Shares or any distribution, as that term is used in the definition of Distributor in Regulation S under the 1933 Act, with respect to the Consideration Shares;

9

(q)	the transactions contemplated by this Agreement:

(i)	have not been pre-arranged with a purchaser located in the United States, its territories or possessions, or who is a U.S. Person; and

(ii)	are not part of a plan or scheme to evade the registration provisions of the 1933 Act;

(r)	the Shareholder is purchasing the Consideration Shares for its own account for the purpose of investment and not: (i) with a view to, or for sale in connection with, any distribution therefor, or (ii) for the account or on behalf of any U.S. Person;

(s)	the Principal is not an entity or group that has been formed principally for the purpose of investing in securities not registered under the 1933 Act;

(t)	if any Shareholder offers and sells the Consideration Shares during the Restricted Period, then it will do so only: (i) in accordance with provisions of Regulation S; (ii) pursuant to registration requirements of the Consideration Shares under the 1933 Act; or (iii) pursuant to an available exemption from the registration requirements of the 1933 Act;

(u)	the Shareholder understands that the Consideration Shares have not been registered under the 1933 Act and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration and each certificate representing the Consideration Shares will be endorsed with the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, EXERCISED SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER SAID ACT OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED”

(v)	the Shareholder agrees that the Purchaser shall refuse to register any transfer of the Consideration Shares not made in accordance with Regulation S, pursuant to registration requirements under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act, and that the Purchaser may place a stop transfer order with its registrar and stock transfer agent covering all certificates representing the Consideration Shares;

(w)	the Shareholder can bear the economic risk to an investment in the Consideration Shares, including the total loss of such investment;

10

(x)	the Shareholder believes, in light of the information provided in this Agreement, the acquisition of the Consideration Shares pursuant to the terms of this Agreement is an appropriate and suitable investment for the Shareholder;

(y)	the Shareholders are experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of purchasing the securities offered herein by the Purchaser; and

(z)	the purchase of the Consideration Shares by the Shareholders does not contravene any of the applicable securities legislation in the jurisdiction in which each Shareholder resides and does not trigger: (i) any obligation to prepare and file a prospectus or similar document or any other report with respect to the purchase, or (ii) any registration requirement or other securities compliance obligation on the part of the Purchaser.

2.3	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Shareholders as follows and acknowledges that the Shareholders are relying on the following representations and warranties in entering into this Agreement and completing the transactions contemplated by it:

(a)	the Purchaser is a corporation incorporated and existing under the laws of Nevada;

(b)	the Purchaser has the corporate power to enter into and perform its obligations under this Agreement;

(c)	the Consideration Shares to be issued hereunder, when issued, shall be fully paid and non-assessable shares of the common stock of the Purchaser;

(d)	the execution and delivery of, and performance by the Purchaser of this Agreement and the purchase of the Purchased Shares have been duly authorized by all necessary corporate action on behalf of the Purchaser;

(e)	the Purchaser has delivered or made available to each Principal accurate and complete copies (excluding copies of exhibits) of each report, registration statement, and definitive proxy statement filed by the Purchaser with the SEC since January 1, 2019 (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the “SEC Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports compiled in all material respects with the applicable requirements of the 1933 Act or the 1934 Act; and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f)	the consolidated financial statements of the Purchaser contained in the SEC Reports: (i) complied as to form in all material respects with the publishing rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the period covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Purchaser and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included;

11

(g)	assuming the accuracy of the representations and warranties of the Shareholders set forth in Section 3.2 of this Agreement, the offer, issue, sale and delivery of the Consideration Shares will constitute an exempted transaction under the 1933 Act, and registration of the Consideration Shares under the 1933 Act is not required; and

(h)	the Purchaser shall make such filings as may be necessary to comply with the U.S. federal securities laws, which filings will be made in a timely manner.

Article 3

COVENANTS OF THE PARTIES

3.1	Covenants of the Shareholders

Each of the Shareholders shall cooperate fully in good faith with the Purchaser and its legal counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement.

3.2	Covenants of the Corporation

The Corporation shall cooperate fully in good faith with the Purchaser and its legal counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement.

3.3	Covenants of the Purchaser

The Purchaser hereby covenants that:

(a)	if the sale and purchase of the Purchased Shares is not completed, the Purchaser shall not, directly or indirectly:

(i)	use for its own purposes any confidential information, trade secrets or confidential data relating to the Corporation or its business discovered or acquired by it or its representatives as a result of the Corporation making available to it and its representatives any books, accounts, records, other data and information relating to the Corporation; or

(ii)	disclose, divulge or communicate orally, in writing or otherwise any such confidential information, trade secrets or confidential data so discovered or acquired to any other person, firm or corporation;

(b)	the Purchaser shall cooperate fully in good faith with the Shareholders and their legal counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement;

12

(c)	with a view to making available to the Shareholders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Shareholders to sell the Consideration Shares to the public without registration, the Purchaser will take all further action as Shareholders may reasonably request, all to the extent required from time to time to enable Shareholders to sell the Consideration Shares held by it without registration under the 1933 Act within the limitation of the exemption from registration provided by Rule 144. In furtherance thereof, the Purchaser shall do all of the following:

(i)	make and keep public information available, as those terms are understood and defined in Rule 144;

(ii)	take such action, including compliance with the reporting requirements of section 13 or 15(d) of the 1934 Act, as is necessary to enable the Shareholders to utilize Rule 144;

(iii)	file with the SEC in a timely manner all reports and other documents required to be filed under the 1933 Act, the 1934 Act, and the rules and regulations adopted by the SEC thereunder; and

(iv)	furnish to the Shareholders forthwith upon written request:

(A)	a written statement by the Purchaser as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements);

(B)	a copy of the most recent annual or quarterly report of the Purchaser and such other reports and documents so filed by the Purchaser;

(C)	an opinion of the Purchaser’s counsel that the Consideration Shares may be resold in the absence of an effective registration thereof under the 1933 Act pursuant to Rule 144; and

(D)	such other documents as may be reasonably requested in availing the Shareholders of any rule or regulation of the SEC that permits the selling of the Consideration Shares without registration.

Article 4

CONDITIONS OF CLOSING

4.1	Conditions for the Benefit of the Purchaser

The sale and purchase of the Purchased Shares is subject to the satisfaction of, or compliance with, at or before the Closing Time (as defined in Article 6), each of the following conditions, each of which is for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)	all representations and warranties of the Shareholders and the Corporation contained in this Agreement will have been true and correct on the date of this Agreement and will be true and correct at the Closing Time with the same force and effect as if those representations and warranties had been made at and as of that time, and the Shareholders and the Corporation will have executed and delivered an officer’s certificate to that effect;

13

(b)	no legal or regulatory action or Proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby;

(c)	the Purchaser’s completion of its due diligence investigation regarding the Corporation and its business with Purchaser deeming the results of such investigation to be acceptable, as determine in the Purchaser’s sole discretion;

(d)	the Shareholders, on their own behalf and on behalf of the Corporation, will have affected all filings and notifications and will have obtained all Regulatory Approvals or other third party consents, if any, required to be made by the Shareholders and the Corporation with any regulatory authority having jurisdiction or any other third parties in connection with the transactions contemplated by this Agreement and will have caused the Shareholders and the Corporation to obtain all permits, authorizations, consents and approvals required to be obtained by the Shareholders and the Corporation to consummate the transactions contemplated by this Agreement;

(e)	at the Closing Time, the Shareholders shall have delivered to the Purchaser, in accordance with Section 2.1, the Purchased Shares;

(f)	the Shareholders and the Corporation will have performed or complied with all obligations and covenants contained in this Agreement to be performed or complied with by it at or before the Closing Time, and the Shareholders and the Corporation will have executed and delivered an officer’s certificate to that effect.

4.2	Conditions for the Benefit of the Shareholders

The sale and purchase of the Purchased Shares is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions, each of which is for the exclusive benefit of the Shareholders and may be waived, in whole or in part, by the Shareholders in their sole discretion:

(a)	all representations and warranties of the Purchaser contained in this Agreement will have been true and correct on the date of this Agreement and will be true and correct at the Closing Time with the same force and effect as if those representations and warranties had been made at and as of that time, and the Purchaser will have executed and delivered an officer’s certificate of the Purchaser to that effect;

(b)	the Purchaser will have performed or complied with all obligations and covenants contained in this Agreement to be performed or complied with by it at or prior to the Closing Time, and the Purchaser will have executed and delivered an officer’s certificate to that effect; and

(c)	at the Closing Time, the Purchaser shall have delivered to the Shareholders, in accordance with Section 2.2 and the pro rata allocation set out in Schedule “A” attached hereto, the Consideration Shares.

14

4.3	Waiver of Conditions

Either the Purchaser or the Shareholders may waive, in whole or in part, at any time by notice in writing to the other party, any condition in Section 5.1 or Section 5.2 that is for its benefit. No waiver by a party of any condition, in whole or in part, will operate as a waiver of any other condition or of that party’s rights of termination in the event of non-fulfilment of any other condition, in whole or in part.

Article 5

CLOSING ARRANGEMENTS

5.1	Date, Place and Time of Closing

The closing of the sale and purchase of the Purchased Shares (the “Closing”) will take place at 12 p.m. (Vancouver time) on September 1, 2021 (the “Closing Date”, and the time on the Closing Date, the “Closing Time”) at the offices of Farris LLP, or at such other place, on such other date and at such other time as may be agreed upon in writing by the parties. The Closing may take place without the requirement of any Party being physically present at the closing. Instead, each Party may participate in the Closing by delivery of its required funds and/or documents electronically by exchange of facsimiles or PDF copies of executed documents under appropriate closing instructions, oral or written, and/or through its respective counsel or other agents.

5.2	Payments and Deliveries at Closing

At the Closing Time, subject to satisfaction of all the conditions in Article 5 that have not been waived in writing by the Purchaser or the Shareholders, as applicable:

(a)	the Purchaser shall pay or direct to be paid the Cash Consideration by wire transfer of immediately available funds to or to the order of the Shareholders, deposited in trust with Farris LLP;

(b)	the Shareholders shall deliver to the Purchaser share certificates representing the Purchased Shares, duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank;

(c)	the Purchaser shall deliver to the Shareholders share certificates representing the Consideration Shares, duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank;

(d)	the Shareholders shall deliver to the Purchaser the following in form and substance satisfactory to the Purchaser acting reasonably:

(i)	evidence that all necessary steps and proceedings to permit the Purchased Shares to be transferred to the Purchaser or its nominee(s) have been taken;

(ii)	certified copies of (i) the notice of articles and articles of the Corporation, (ii) resolutions of the board of directors and/or shareholders of each Shareholder and the Corporation authorizing the entering into and completion of the transactions contemplated by this Agreement, and (iii) a list of the directors and officers authorized to sign agreements;

15

(iii)	a certificate of good standing or like certificate with respect to the Shareholders, as applicable, and the Corporation, issued by the appropriate Governmental Authority in their respective jurisdictions of incorporation and, in the case of the Corporation, of each jurisdiction in which the Corporation carries on business or owns or leases property;

(iv)	the certificates referred to in paragraphs 5.1(a) and 5.1(f);

(v)	duly executed resignations effective as at the Closing Time from each of the directors and officers of the Corporation, each in a form suitable for immediate acceptance, together with releases from each of them in favour of the Corporation with respect to all claims against the Corporation up to the Closing Time, which may have arisen prior to the Closing Date; and

(vi)	the corporate seal, minute book(s), share certificate book(s) and registers of the Corporation;

(e)	the Purchaser shall deliver to the Shareholders the following in form and substance satisfactory to the Shareholders acting reasonably:

(i)	certified copies of (i) the articles and extracts from the by-laws of the Purchaser relating to the execution of documents, (ii) resolutions of the board of directors and/or shareholders of the Purchaser authorizing the entering into and completion of the transactions contemplated by this Agreement, and (iii) a list of the directors and officers authorized to sign agreements together with their specimen signatures;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser, issued by the appropriate Governmental Authority in its jurisdiction of incorporation; and

(iii)	the certificates referred to in paragraphs 5.2(a) and 5.2(b).

Article 6

TERMINATION

6.1	Termination Rights

(a)	Subject to Section 7.2, this Agreement may be terminated by notice in writing given to the other party at or prior to the Closing Time:

(i)	by the Purchaser if there has been a material breach of this Agreement by the Shareholders and that breach has not been waived by the Purchaser;

(ii)	by the Shareholders if there has been a material breach of this Agreement by the Purchaser and that breach has not been waived by the Shareholders;

(iii)	by the Purchaser if any of the conditions in Section 5.1 has not been satisfied at the Closing Time, or if it becomes apparent that any such condition cannot be satisfied at or prior to the Closing Time, and the Purchaser has not waived that condition at or prior to the Closing Time; or

16

(iv)	by the Shareholders if any of the conditions in Section 5.2 has not been satisfied at the Closing Time, or if it becomes apparent that any such condition cannot be satisfied at or prior to the Closing Time, and the Shareholders have not waived that condition at or prior to the Closing Time.

(b)	This Agreement may be terminated by mutual written agreement of the Shareholders and the Purchaser upon the terms of that agreement.

6.2	Effect of Exercise of Termination Rights

If a party exercises its right of termination under Section 7.1(a), immediately upon the party giving notice as required under Section 7.1(a), the parties will be discharged from any further obligations under this Agreement, except that each party’s respective obligations under Section 4.3(b) and Section 9.9 will continue indefinitely.

Article 7

MUTUAL RELEASE

7.1	Mutual Release

Effective as at the Closing, each of the Corporation, the Shareholders and the Purchaser (the “Releasing Parties”), as well as their directors, officers, agents, shareholders, employees, successors, heirs, personal representatives, trustees and assigns, hereby releases and forever discharges the other parties of and from all claims, actions, causes of action, damages and demands whatsoever, known or unknown, suspected or unsuspected (individually, a “Claim” and collectively, “Claims”), that the Releasing Party ever had, now has, or may have, relating in any way whatsoever to, or arising in any manner whatsoever from, the Shareholders being shareholders of the Corporation (including, for greater certainty, all of the indebtedness, if any, owing by the Corporation to the Shareholders or by the Shareholders to the Corporation), save only in respect to the rights and obligations expressly set forth in this Agreement.

7.2	No Admission of Liability

The Parties understand and acknowledge that the releases reflected herein shall not be construed as an admission of liability on the part of any Party, by whom liability is expressly denied. It is specifically set forth that it is the intention of the Parties, and it is the purpose of the releases reflected herein, to discharge absolutely the liability of the Parties from any and all Claims any Party ever had, now has, or may have, relating in any way whatsoever to, or arising in any manner whatsoever from, the Shareholders being shareholders of the Corporation (including, for greater certainty, all of the indebtedness, if any, owing by the Corporation to the Shareholders or by the Shareholders to the Corporation), save only in respect to the rights and obligations expressly set forth in this Agreement.

17

Article 8

SURVIVAL AND INDEMNIFICATION

8.1	Survival of Representations, Warranties and Covenants

(a)	The representations and warranties of each party contained in this Agreement and in the certificates to be delivered under clauses 5.1(a) and 5.2(a) will not merge on and will survive the Closing for a period of two years from the Closing Date.

(b)	The covenants of each party contained in this Agreement will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the other party in accordance with the terms of this Agreement.

8.2	Indemnification by the Shareholders

(a)	Subject to Section 8.5, if the sale and purchase of the Purchased Shares is completed, the Shareholders shall jointly and severally indemnify and save the Purchaser fully harmless against, and will reimburse it for, any Damages (as defined in Section 9.3) suffered by or asserted against it, directly or indirectly, arising from, in connection with or related to:

(i)	any incorrectness in or breach of any representation or warranty of the Shareholders contained in this Agreement or in the certificate to be delivered under clause 5.1(a); and

(ii)	any breach or non-fulfilment of any covenant or obligation on the part of the Shareholders contained in this Agreement.

8.3	Recoverable Damages

For the purposes of this Article 9, “Damages” means any damages (available at law or in equity), losses, liabilities, claims, debts, charges, fines, penalties, costs or expenses, including the costs and expenses of any Proceedings, settlement or compromise (including reasonable costs, fees and expenses of legal counsel and accountants), but excluding any contingent liability until it becomes actual and excluding loss of profits and loss or diminution of revenue.

8.4	Notice of Claim for Damages

(a)	If any Damages are suffered by or asserted against a party, that party (the “Indemnified Person”) shall promptly notify the other party (the “Indemnifier”) in writing of that claim for Damages. The notice will describe the claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom. Notice to an Indemnifier in accordance with this paragraph 9.4(a) will constitute assertion of a claim for indemnification against the Indemnifier under this Article 9.

(b)	Upon receipt of a notice of claim under paragraph 9.4(a), the Indemnifier will then have a period of 90 days within which to respond in writing to that claim. During that period, the Indemnified Person shall make available to the Indemnifier the information relied upon by the Indemnified Person to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnifier. If the Indemnifier does not respond within that 90 day period, the Indemnifier will be deemed to have rejected that claim and the Indemnified Person may pursue any remedies available to it.

18

(c)	Failure by an Indemnified Person to give timely notice of a claim for Damages will not relieve an Indemnifier from the obligation to indemnify the Indemnified Person, unless the Indemnified Person gives notice after the expiration of the limitation period under Section 9.1.

8.5	Limitation of Liability

Except in cases of fraud, wilful misconduct or gross negligence of the Corporation, the Corporation shall not be required to provide indemnification for Damages and shall not be liable in any way under this Agreement following the Closing Time. Except in cases of fraud, wilful misconduct or gross negligence of the Shareholders, the maximum aggregate liability of the Shareholders for Damages shall not exceed the Purchase Price.

8.6	Set-Off

Without restricting any other remedy available to the Purchaser, the Purchaser may set off and deduct from any amounts payable by the Purchaser to the Shareholders under this Agreement the amount of any Damages for which the Purchaser is entitled to be indemnified by the Shareholders under this Article 9.

MISCELLANEOUS

8.7	Notices

(a)	Any notice, direction or other communication (in this Section 9.7, a “notice”) regarding the matters contemplated by this Agreement must be in writing and must be delivered personally, sent by courier or transmitted by electronic mail, as follows:

(i)	in the case of the Shareholders, at:

Jason Broome, trustee of the Broome Faulkner Family Trust

360 Royal Avenue, Kelowna, BC, V1Y 5L2

Jason.broome@icloud.com

Lyle Oberg, trustee of the Lyle Oberg Family Trust

2055 Manuel Road, Kelowna, BC, V1Y 2Z2

lyleoberg@shaw.ca

Richard Ross, trustee of the Ross Family Trust

P.O. Box 301, Crossfield, Alberta, T0M 0S0

ricsters@aol.com

Dr. Seang Lin Tan, trustee of the Dr. Seang Lin Tan Family Trust

2110 DeCarie Boulevard, Montreal, Quebec, H4A 3J3

sltan@originelle.com

19

(ii)	in the case of the Purchaser, at

INVO Bioscience, Inc.
5582 Broadcast Court
Sarasota, FL 34240 USA
Steve Shum, Chief Executive Officer
Email: sshum@invobio.com

(b)	A notice is deemed to be delivered and received (i) if delivered personally, on the date of delivery if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day and otherwise on the next Business Day; (ii) if sent by same-day courier, on the date of delivery if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day and otherwise on the next Business Day; (iii) if sent by overnight courier, on the next Business Day; or (iv) if transmitted by electronic mail, on the Business Day following the date of confirmation of transmission by the originating electronic email.

(c)	A party may change its address for service from time to time by notice given in accordance with the foregoing provisions.

8.8	Further Assurances

Each party shall from time to time, before or after the Closing Time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further acts, documents and instruments as may be reasonably necessary or desirable in order to give full effect to this Agreement or any provision of it.

8.9	Costs and Expenses

Unless otherwise specified, each party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated by it.

8.10	Waiver of Rights

Any waiver of any of the provisions of this Agreement will be binding only if it is in writing and signed by the party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).

8.11	Remedies Cumulative

Unless otherwise specified, the rights and remedies of a party under this Agreement are cumulative and in addition to and without prejudice to any other rights or remedies available to that party at law, in equity or otherwise, and unless otherwise specified, no single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

20

8.12	Severability

If any provision of this Agreement or its application to any party or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement and without affecting its application to other parties or circumstances.

8.13	Successors and Assignment

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors but neither this Agreement nor any of the rights or obligations under this Agreement is assignable or transferable by either the Purchaser or the Shareholders without the prior written consent of the other party.

8.14	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes all other understandings, agreements, representations (including misrepresentations, negligent or otherwise), negotiations, communications and discussions, written or oral, made by the parties with respect thereto (including that letter of intent between the Purchaser and the Corporation dated January 15, 2020 (the “LOI”)). There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise, between the parties, except as expressly stated in this Agreement, certain Sections of the LOI and the Confidentiality Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

8.15	Governing Law; Attornment

This Agreement will be construed, interpreted and enforced in accordance with the laws of the British Columbia and the federal laws of Canada applicable therein. Each party irrevocably adjudicates and submits to the exclusive jurisdiction of the courts of British Columbia.

8.16	Counterparts and Delivery by Electronic Transmission

This Agreement may be executed in any number of counterparts (including counterparts by facsimile and PDF), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery by facsimile or by electronic transmission of an executed PDF counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or by electronic transmission shall also deliver an originally executed counterpart of this Agreement, but the failure to deliver an originally executed copy does not affect the validity, enforceability or binding effect of this Agreement.

8.17	English Language

The parties confirm that it is their wish that this Agreement and any other documents delivered or given under this Agreement, including notices, have been and will be in the English language only.

21

THIS AGREEMENT has been executed by the parties as of the date first above written.

[SIGNATURE PAGE FOLLOWS]

[Signature page to the Effortless IVF Canada - Share Purchase Agreement]

22

THE BROOME FAULKNER FAMILY TRUST

By	/s/ Jason Broome
Name:	Jason Broome
Title:	Trustee

THE LYLE OBERG FAMILY TRUST

By	/s/ Lyle Oberga
Name:	Lyle Oberg
Title:	Trustee

THE ROSS FAMILY TRUST

By	/s/ Richard Ross
Name:	Richard Ross
Title:	Trustee

THE DR. SEANG LIN TAN FAMILY TRUST

By	/s/ Seang Lin Tan
Name:	Dr. Seang Lin Tan
Title:	Trustee

[Signature page to the Effortless IVF Canada - Share Purchase Agreement]

23

INVO BIOSCIENCE, INC.

By	/s/ Steve Shum
Name:	Steve Shum
Title:	Chief Executive Officer

EFFORTLESS IVF CANADA INC.

By	/s/ Jason Broome
Name:	Jason Broome
Title:	President

[Signature page to the Effortless IVF Canada - Share Purchase Agreement]

SCHEDULE “A”

Broome: 53%

Oberg: 18.5%

Ross: 10%

Tan: 18.5%